Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 23, 2007, except for Note 16 as to which the date is May 11, 2007 and Note 18 as to which the date is August 8, 2007 relating to the consolidated financial statements and financial statement schedule of PNA Group, Inc. (Successor) and our report dated April 23, 2007, except for Note 16 as to which the date is May 11, 2007 and Note 18 as to which the date is August 8, 2007 relating to the consolidated financial statements and financial statement schedule of PNA Group, Inc. (Predecessor), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

August 8, 2007